                                                                      EXHIBIT 23

                                IMMUNOGEN, INC.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of ImmunoGen, Inc. on Form S-8 (File Nos. 33-41534 and 33-73544) and on Form S-3 (File Nos. 333-07661 and 333-15819) of our report, which includes any explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern, dated August 28, 1996, except for Note K, as to which the date is April 4, 1997 on our audits of the consolidated financial statements of ImmunoGen, Inc. as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, which report is included in this Annual Report on Form 10-K/A.



Boston, Massachusetts

April 7, 1997                                   COOPERS & LYBRAND L.L.P.